Exhibit 1

FOR IMMEDIATE RELEASE

October 8, 2004

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp

 Announcement of Resignation of a Director

            Nissin Co., Ltd. hereby announces that the following director will resign as described below.

1. Name:	Yoshihiko Maki Director & Deputy General Manager Sales & Marketing Control Division General Manager Real Estate Financial Department

2. Date of resignation:	October 8, 2004

3. Reason:	Personal reasons